Exhibit 10.6

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

of

PORT ASSETS, LLC

This LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) is made and entered into as of August 31, 2005 by and among Bay City Partners, LLC, SNRG Corporation and each individual or business entity subsequently admitted to the Company in accordance with the terms of this Agreement (each, a “Member” and, collectively, the “Members”) and Bryan Dopp and Bay City Partners, LLC (each, a “Manager”, and, together, the “Managers”).

WHEREAS, Port Assets, LLC (the “Company”), was formed as a limited liability company under the laws of the State of Texas on April 27, 2001.

WHEREAS, Bay City Partners, LLC owns 51% of the Company’s outstanding membership interests and SNRG Corporation owns 49% of the Company’s outstanding membership interests.

NOW, THEREFORE, in consideration of their mutual covenants set forth below and other consideration, the receipt and sufficiency of which are hereby acknowledged, the Managers and Members agree as follows:

ARTICLE 1

GENERAL

1.1          General. The Company was organized as a manager-managed limited liability company under the laws of the State of Texas by filing the Company’s Articles of Organization with the Office of the Secretary of State of the State of Texas on April 27, 2001.

1.2	Name. The name of the Company is “Port Assets, LLC”.

1.3          Term. The period of duration of the Company is until the close of business on the date which is 25 years from April 27, 2001, unless earlier dissolved by:

(a)          Any event which makes it unlawful for the business of the Company to be carried on by the Members; or

(b)          Any other event causing a dissolution of a limited liability company under the laws of the State of Texas.

1.4          Business Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be formed under the Limited Liability statutes of the State of Texas.

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1.5          Principal Place of Business. The location of the principal place of business of the Company shall be the office maintained at the street address of the resident agent, or at such other place as the Members from time to time select.

1.6          The Members. The name and place of residence of each member are contained in Exhibit 1 attached to this Agreement.

1.7          Admission of Additional Members. Except as otherwise expressly provided in this Agreement, no additional members may be admitted to the Company through issuance by the Company of a new interest in the Company without the prior unanimous written consent of the Members.

ARTICLE 2

CAPITAL CONTRIBUTIONS

2.1          Additional Contributions. No Member shall be obligated to make any additional contribution to the Company's capital.

ARTICLE 3

PROFITS, LOSSES AND DISTRIBUTIONS

3.1          Profits/Losses For financial accounting and tax purposes the Company's net profits or net losses shall be determined on an annual basis and shall be allocated to the Members in proportion to each Member's relative capital interest in the Company in accordance with Treasury Regulation 1.704-1.

3.2          Distributions. The Members shall determine and distribute available funds annually or at more frequent intervals as they see fit. Available funds, as referred to herein, shall mean the net cash of the Company available after appropriate provision for expenses and liabilities, as determined by the Managers. Distributions in liquidation of the Company or in liquidation of a Member's interest shall be made in accordance with the positive capital account balances pursuant to Treasury Regulation 1.704-I(b)(2)(ii)(b)(2). To the extent a Member shall have a negative capital account balance, there shall be a qualified income offset, as set forth in Treasury Regulation 1.704-I(b)(2)(ii)(d).

ARTICLE 4

MANAGEMENT

4.1          Management of the Business. The name and place of residence of each Manager is attached as Exhibit 1 of this Agreement. By a vote of the Members holding a majority of the capital interests in the Company, as set forth in Exhibit 1, as amended from time to time, the Members shall elect two Managers, with one Manager elected by the Members as Chief Executive Manager.

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4.2          Members. The liability of the Members shall be limited as provided under the laws of the Texas Limited Liability statutes. Members that are not Managers shall have no right to participate in the control, management, direction, or operation of the Company's affairs and shall have no power to bind the Company. The Managers may from time to time seek advice from the Members, but they need not accept such advice, and at all times the Managers shall have the exclusive right to control and manage the Company. No Member shall be an agent of any other Member of the Company solely by reason of being a Member.

4.3          Powers of Managers. Subject to the Company’s contractual obligations, each Manager is authorized on the Company's behalf to make all decisions as to (a) the sale, development lease or other disposition of the Company's assets, other than membership interests; (b) the purchase or other acquisition of other assets of all kinds; (c) the management of all or any part of the Company's assets; (d) the borrowing of money and the granting of security interests in the Company's assets; (e) the prepayment, refinancing or extension of any loan affecting the Company's assets; (f ) the compromise or release of any of the Company's claims or debts; and, (g) the employment of persons, firms or corporations for the operation and management of the company's business or assets. In the exercise of their management powers, the Managers are authorized to execute and deliver (a) all contracts, conveyances, assignments leases, sub-leases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the Company's assets; (b) all checks, drafts and other orders for the payment of the Company's funds; (c) all promissory notes, loans, security agreements and other similar documents; and, (d) all other instruments of any other kind relating to the Company's affairs, whether like or unlike the foregoing.

4.4          Chief Executive Manager. The Chief Executive Manager shall have primary responsibility for managing the operations of the Company and for effectuating the decisions of the Managers.

4.5          Nominee. Title to the Company's assets shall be held in the Company's name or in the name of any nominee that the Managers may designate. The Managers shall have power to enter into a nominee agreement with any such person, and such agreement may contain provisions indemnifying the nominee, except for the nominees knowing or willful misconduct.

4.6          Company Information. Upon request, the Managers shall supply to any Member information regarding the Company or its activities. Each Member or its authorized representative shall have access to and may inspect and copy all books, records and materials in the Manager's possession regarding the Company or its activities. The exercise of the rights contained in this ARTICLE 4.6 shall be at the requesting Member's expense.

4.7          Indemnification. The Company shall indemnify any person or entity who was or is a party defendant or is threatened to be made a party defendant, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that the person or entity is or was a Member of the Company, Manager, employee or agent of the Company, or is or was serving at the request of the Company, for costs and expenses (including attorneys’ fees), judgments, fines, and other amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person or entity acted in good faith and in a manner such person

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or entity reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action proceeding, has no reasonable cause to believe the conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent, shall not in itself create a presumption that the person or entity did or did not (a) act in good faith and in a manner reasonably believed to be in the best interest of the Company, and, (b) with respect to any criminal action or proceeding, have reasonable cause to believe that the conduct was lawful.

4.8          Records. The Managers shall cause the Company to keep at its principal place of business the following:

(a)          a current list in alphabetical order of the full name and the last known street address of each Member;

(b)          a copy of the Articles of Organization and this Agreement and all amendments to such documents;

(c)          copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent years; and

(d)          copies of any financial statements of the limited liability company for the three most recent years.

4.9          Management Fee. Managers shall not be entitled to compensation for services rendered to the Company, except as may be set forth in a written agreement executed by all Members.

ARTICLE 5

TRANSFERS

5.1          Assignment. Subject and in addition to the contractual rights and obligations of the Members set forth in that certain Option Agreement dated as of August 2005, if at any time a Member proposes to sell, assign or otherwise dispose of all or any part of its interest in the Company, such Member shall first make a written offer to sell such interest to the other Members at a price determined by mutual agreement. If such other Members decline or fail to elect such interest within sixty (60) days, and if the sale or assignment is made and the Members fail to approve this sale or assignment unanimously then, pursuant to the Texas Limited Liability statutes, the purchaser or assignee shall have no right to participate in the management of the business and affairs of the Company. The purchaser or assignee shall only be entitled to receive the share of the profits or other compensation by way of income and the return of contributions to which that Member would otherwise be entitled.

ARTICLE 6

BOOKKEEPING

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6.1          Books. The Managers shall maintain complete and accurate books of account of the Company's affairs at the Company's principal place of business. Such books shall be kept on such method of accounting as the Managers shall select. The Company's accounting period shall be the calendar year.

6.2          Members Accounts. The Managers shall maintain separate capital and distribution accounts for each Member. Each Member's capital account shall be determined and maintained in the manner set forth in Treasury Regulation 1.704-I(b)(2)(iv) and shall consist of the Member’s initial capital contribution increased by:

(a)	any additional capital contribution made by the Member; and

(b)          credit balances transferred from the Member’s distribution account to its capital account;

and decreased by:

(c)	distributions to the Member in reduction of Company capital; and

(d)          the Member's share of Company losses if charged to the Member’s capital account.

6.3          Reports. The Managers shall close the books of account after the close of each calendar year, and shall prepare and send to each Member a statement of such Member's distributive share of income and expense for income tax reporting purposes.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

CHIEF EXECUTIVE MANAGER:

BAY CITY PARTNERS, LLC

By: /s/ Bryan Dopp

Bryan Dopp, Managing Partner

MANAGER:

By: /s/ Bryan Dopp

Bryan Dopp, an individual

MEMBERS:

BAY CITY PARTNERS, LLC

By: /s/ Bryan Dopp

Bryan Dopp, Managing Member

SNRG Corporation

By: /s/ D. Elroy Fimrite

D. Elroy Fimrite, President

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EXHIBIT 1

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

FOR PORT ASSETS, LLC

LISTING OF MANAGERS

By a majority vote of the Members the following Managers were elected to operate the Company pursuant to ARTICLE 4 of the Agreement:

BAY CITY PARTNERS, LLC

Chief Executive Manager

Address: 620 Newport Center Drive

Suite 1100

Newport Beach, CA 92660

BRYAN DOPP

Manager

Address:

LISTING OF MEMBERS

MEMBER NAME

BAY CITY PARTNERS, LLC

SNRG CORPORATION

Address:	14300 Northsight Blvd.
Suite 227
Scottsdale, AZ 85260

MEMBERSHIP INTEREST

51%

49%

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